UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road

Pembroke, Bermuda HM 08

(Address of principal executive offices, including zip code)

(441) 496-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2014, AXIS Capital Holdings Limited (the “Company”) announced that John Gressier, the Company’s Chief Operating Officer, had provided notice of his voluntary resignation effective June 30, 2015. In connection with Mr. Gressier’s notice of resignation, on August 5, 2014, AXIS Specialty Europe SE, a subsidiary of the Company, and Mr. Gressier entered into a separation arrangement (the “Agreement”).

Under the terms of the Agreement, Mr. Gressier has agreed to an extension of the contractual noncompetition and nonsolicitation restrictive covenant provisions under his employment agreement dated December 5, 2013 from June 30, 2015 to June 30, 2016 in consideration of the Company’s agreeing to provide for: (i) the continued vesting of his outstanding but unvested equity awards during the one-year extension period, as if no termination of employment has occurred, and (ii) the accelerated vesting at June 30, 2016 of any additional outstanding equity awards that remain unvested as of that date.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Agreement between John Gressier and AXIS Specialty Europe SE dated August 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2014

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement between John Gressier and AXIS Specialty Europe SE dated August 5, 2014.